Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

TDW - Q1 2007 Tidewater Earnings Conference Call

Event Date/Time: Jul. 27. 2006 / 10:00AM ET

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CORPORATE PARTICIPANTS

Dean Taylor

Tidewater - Chairman, President and CEO

Keith Lousteau

Tidewater - Executive Vice President and CFO

Steve Dick

Tidewater - Executive Vice President

Jeff Platt

Tidewater - Executive Vice President

Joe Bennett

Tidewater - Senior Vice President, Principal Accounting Officer and Chief Investor Relations Officer

Cliffe Laborde

Tidewater - Executive Vice President and General Council

CONFERENCE CALL PARTICIPANTS

Daniel Burke

Johnson Rice - Analyst

Ian McPherson

Simmons - Analyst

Ken Sill

Credit Suisse - Analyst

James Stone

UBS - Analyst

Pierre Conner

Capital One, South Coast - Analyst

PRESENTATION

Operator

Good morning. My name is Kimberly and I will be your conference operator today. At this time I would like to welcome everyone to the Tidewater Fiscal 2007 First Quarter Earnings Conference Call. [OPERATOR INSTRUCTIONS] I would now like to turn the call over to Dean Taylor, Chairman, President and CEO. Sir, you may proceed.

Dean Taylor - Tidewater - Chairman, President and CEO

Thank you, Kimberly. Good morning and welcome to the Tidewater First Quarter Fiscal Year 2007 Earnings Conference Call. I’m Dean Taylor, Tidewater’s Chairman, President and CEO, and I’ll be hosting the call this morning.

With me today are Keith Lousteau, our Executive Vice President and CFO; Steve Dick, Executive Vice President in charge of strategic relationships and opportunities, shipyard operations, vessel acquisitions and dispositions; Jeff Platt, Executive Vice President in charge of day to day marine operations; Joe Bennett, Senior Vice President, Principal Accounting Officer and Chief Investor Relations Officer; and Cliffe Laborde, Executive Vice President and General Council.

I’ll begin by commenting on our just reported quarterly earnings. Keith will follow with a detailed review of the numbers and the status report on our new build and vessel replacement program. I’ll then return with some comments on our markets and strategy going forward, after which we’ll then open the call for questions. Before we begin, Keith, would you please read our Safe Harbor statement.

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Keith Lousteau - Tidewater - Executive Vice President and CFO

During today’s conference, Dean, I and other Tidewater management may make certain comments which are not statements of historical fact and thus may constitute forward-looking statements. I know that you understand that there are risk, uncertainties and other factors that may cause the company’s actual future performance to be materially different from that stated or implied by any comments we may make today. Dean?

Dean Taylor - Tidewater - Chairman, President and CEO

Thanks, Keith. I’m pleased to report to you that we boasted earnings for the first quarter of $1.23 a share. These earnings are the results of solid revenue gains from both our domestic and international operations as demand remains strong for our vessels in virtually all of the worldwide markets we serve. Vessel day rates increased across all of our vessel classes and in all areas of operation, and our utilization was detained at high levels as well.

Our costs were in line with the high end of the guidance we gave you on our last conference call. I’ll let Keith fill you in on the details shortly but will comment at this point that in general we expect that costs will continue to reflect higher dry-docking expenses as we meet required vessel dry-dockings and move vessels out of stack in both our domestic and international markets.

We also expect continued pressure on crew costs especially in the Gulf of Mexico but also in other measures — and — excuse me — and also in other markets though not in the same measure a s in the Gulf. Our international business continued the trend we’ve reported over the last several quarters boasting revenue gains that reflected a steady increase in demand for our vessels and higher day rates commensurate with higher demand levels.

As levels of offshore exploration and development continue to rise in virtually all of the international markets in which we have a strong presence, we believe that the steady revenue build that we’ve experienced in our international business can continue in future quarters.

Earnings on the domestic side of our business were up very nicely as well. We again saw revenue increase as a result of higher day rates in all vessel categories. Utilization was also sequentially higher. Once again, we see no slow down in demand for our vessels in the Gulf of Mexico. Turning to our share repurchase program, we bought back 1,941,100 shares of stock in the June quarter at an average price of $47.06 a share, for a total cost of $91.4 million.

I’d like to note that as we announced that our annual shareholders meeting last week, our board voted to implement the second phase of a share repurchase program, authorizing an additional $150 million for stock buybacks during the current fiscal year. The board also allowed us to carry over approximately $8 million left from our fiscal 2006 buyback program, giving us a total of approximately $158 million to spend this fiscal year on share repurchases. At this point I’ll turn the call over to Keith for review of our quarterly numbers.

Keith Lousteau - Tidewater - Executive Vice President and CFO

At the end of this phone call our Form 10-Q will be available through the normal Edgar Services. It is being filed electronically this morning. I would also just note that the more — two important press release, the one this morning dated July 27th, our earnings release, and as Dean mentioned, last Thursday, July the 20th we had a press release with some of the details on our stock buyback program.

As this is the first quarter of the year, I will have a little extra time because I’m not comparing any year-to-date numbers versus year-to-date numbers of last year. I’m really going to be comparing this quarter with the same quarter last year and last quarter. So I may make a few comments that normally don’t — that I’d normally don’t make on this phone call.

As Dean alluded to, the story this quarter is one of revenue growth. Our revenues grew during the quarter at a strong 9.5% revenue growth in this quarter versus the same quarter last year, was up 40%. Even stronger growth and the one that I think we would want people to realize is that our operating income from marine operations was up quarter-to-quarter, the March quarter to the June quarter, by 26.3%. Pretty outstanding growth when one thinks about the high base that we started from with the March quarter. We had an effective tax rate during this quarter and would expect for the balance of the year — it to be about 25%, certainly in line with I think last year at this time we may have been using a 26% rate.

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Overall profits, quarter-to-quarter, from the March quarter were up 10.8% and up a nice 146% from the same quarter a year ago. Looking into a little bit more detail because we said overall marine revenues were up 10%, domestic revenues, which were up 15.2% made up 24% of our worldwide revenues. I think it’s important with people talking about perhaps a concern about activity levels in the Gulf of Mexico that we remind this group that 24% of our revenue in this quarter came from domestic operations and 28% of our profit came from operations in the Gulf this quarter.

International operations — their revenues grew by a total of 8.4% during the quarter. So nice overall revenue growth from both international, which is made up of a lot of markets, and the domestic market, which is obviously the Gulf of Mexico. Operating costs for the quarter. We had given guidance we thought 116 to 120 and certainly came in at the upper range — in that upper end of that range at $119.7 million. I would like to point out that during the quarter we did take five vessels from our stack fleet and returned them to the active fleet.

The operating cost on returning those five vessels during the quarter was right at $2.125 million. And those vessels contributed negligible revenues during the quarter. So one of the items that we said we were considering I think two to three at the time over the last call. We actually took five out of stack and as we stand here today or sit here today, we actually have two more vessels that have been removed from stack that are in the shipyard undergoing dry-docking and will be returning to the fleet during the September quarter.

Based on that, I would basically give guidance for the operating cost for the quarter in September to be pretty much in line with this one. We continue to have a very high number of dry docks. We anticipate up to 43 dry docks this quarter. And so I would anticipate operating costs in this quarter to be somewhere in the 117 up to perhaps as high as 122 but basically in line with the quarter that we’re in. One of the strong things about this quarter — one of the things I think that’s really noteworthy is the return of our cash operating margins.

Back in the December quarter, our cash operating margins had got as high as 54.7%. And we certainly had a disappointing report for the market and for — somewhat for ourselves in March when we came in with higher cost and we had a cash operating margin of only 50.8%. Well, this quarter, based on the revenue and the cost numbers that I’ve just reported, that cash operating margin has responded and it’s back up to 53.7%. So not quite at the full point of — the high point of the December quarter but certainly right back in line with that.

Looking at some of the individual class statistics, domestically our deepwater vessels where we continue to have a vessel count of seven vessels, the average day rate during the quarter ending in June was 21,380 days. That was up — $21,380, excuse me. That was up right at $1,380 from the previous quarter. As we sit here today those same vessels are earning about $21,700 a day.

Utilization in the quarter — in the June quarter for that class was 93.8%, which was statistically down from the previous quarter’s 99%, but it was tied to the fact that we had one of the bigger vessels in dry docking off of revenue for a period of time. Today we’re back in the 98, 99% utilization range for that class of vessels.

Our supply and towing supply vessels in the Gulf of Mexico, which totaled 50 once again had a nice increase in the average day rate. Back in March we reported 10,545 and for the June quarter we’re reporting just about a $1,100 dollar a day increase to $11,645 per day. And currently, as of today, the average is about $11,895.

An important note is in those 50 supply — towing supply vessels working in the Gulf today, I think we have 12 of the older class 180 footers that are still active in that class today. So of the 57 vessels that we just mentioned, the deepwater and the supply — towing supply, a mere 12 of those are the older class 180s. Utilization on that class of supply — towing supply vessels did grow once again during the quarter.

The June number was up to about 64.2% from 62% the previous quarter. And as we talked today, again, we’re still operating at about 64% utilization within that class. Internationally, as Dean said, the story remains the same, one of continued growth in day rate and in utilization. Our deepwater class, which made — which was made up of 29 vessels, unchanged during the quarter and unchanged going forward. The day rate grew to $18,216 on the average. That was up from the previous quarter of $17,823, and today that class is now generating about $18,950 per day. So another $600, $650 per day gain since the average of last quarter.

Utilization for last quarter was at 89.3%, which was almost perfectly in line with the March quarter. Today that class is operating at about 94.5%. Utilization has finally reached that point because we were in the process last quarter and somewhat at the end of the calendar year, moving around some of our bigger boats to some new opportunities. And all of those boats as we sit here today have been mobilized to new relatively good term jobs. And their utilization is pretty much 100% except for time off for repairs.

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Our international supply and towing supply division likewise showed good growth during the quarter. Day rates grew to an average of $8,076. That was up from $7,682 in the previous quarter. And as of today we would estimate that class is earning about $8,050, which is pretty much the same as the average was for the quarter.

Utilization grew during the quarter up to 77.4%, which was a little bit higher than the March quarter at 76.8%. And today we’re right at 80% utilization in that class, that class which is really the backbone of our international earnings capacity. One of the things, I think worth noting here and one of the things that we don’t usually talk about is that our total fleet — our total active fleet at the end of the quarter totaled about 434 vessels. We report our statistics based on the total fleet and it includes the stack vessels.

As of that date on June 30th we had 59 stacked vessels, so we really had 375 vessels that were operational ready at that point in time. We’re reporting worldwide utilization for the quarter that ended in June at about 76.4%. So that says about 335 of the 375 vessels available were working at that point in time — a utilization of right at 89 to 90%. So real utilization worldwide on an availability basis is right at the 89, 90% level. So one can see we’re still operating in a very tight supply situation, which is one of the factors that continues to drive day rates up.

Balance sheet. Balance sheet obviously still remains quite strong. We still had our $300 million private placement debt at the end of the quarter. Our debt to total cap ratio was still at 15.5%, or on a net basis 4.4%. Tidewater — and I doubt to find these — if on these phone calls for almost five years now, if I’ve ever talked about cash flow or EBITDA. We generally report EPS and we leave it at that. We believe EPS is the ultimate gauge of what a company is actually doing for you. But in this quarter when one looks at our cash flows, I personally find it somewhat amazing that during this last quarter, we returned to our stockholders right at $100 million. We bought back stock for 91 million or so.

We paid dividends that equated to another 9 million. We spent $40 million on new construction progress payments. So there was about 140 million that we spent, and our cash went down by a mere $20 million and closed the quarter at a nice balance of $225 million. So very, very strong cash flows at Tidewater. Once again we don’t often speak of EBITDA, and I understand when one quotes EBITDA numbers they’re supposed to reconcile that back to GAAP accounting.

So as to avoid that I would merely suggest if one were to mathematically take our EBIT, that $95 million — if they were to add our interest expense at $2.5 million and they were to add back our depreciation at $27.8 million, that exercise would result in a number for the quarter of about $125.6 million, certainly a high point in cash flow numbers at Tidewater for the period of time that I can remember at this point.

A little bit of update on our new build program. As we mentioned earlier, Steve Dick specializing in that program these days has been pretty active. As we sit here today we have 29 vessels that are under construction. We have 18 anchor handlers being built all internationally. We have six large platform supply vessels being built. They’re being built domestically which means they can work either here or overseas, as the demand sees fit. We’re building three fast supply vessels and we’re building two tugs. So 29 vessels under construction at the moment.

Our best feeling is that in this fiscal year, the ‘07 fiscal year, we will see over the next nine months delivery of five of those anchor handlers, two of the PSVs and two of the crew boats. So we anticipate nine vessels, but I have to say that that’s heavily loaded into the December quarter and the March quarter. We don’t think vessel additions during the quarter were in the September quarter are going to do an awful lot for revenue additional generation, but a nice fleet addition over the next nine months.

Those 29 vessels today equate to a shipyard commitment of almost $400 million. After taking off the amount that we already have funded, and after taking off the amount that we’ve arranged through some leases, you’ve - in our 10-Q last quarter, our 10-K we disclosed for the first time that we have entered into some operating leases. So of that $400 million we barely have a funding requirement left of about 235 million. And I anticipate that funding to take place for the balance of fiscal ‘07. Over the next nine months we have about $130 million of capital requirements. Next year we have a mere 70 million and in ‘09 we have a mere $35 million. So an outstanding new build program. 29 vessels coming in with very very little cash - or the balance sheet today could cover the rest of the requirements.

I need to make a note here that over the last 15 months we’ve been very active on the other side of the supply situation We have disposed over 70 vessels over the last 15 months. We have scrapped 19 vessels. We have sold 51, 6 of those with the [k-mores] last year. So those six to eight in the industry, but the other 45 are basically gone from the industry, are basically gone from any competing situation with Tidewater. We’re still very active in scrapping. We scrapped nine vessels in the June quarter and would anticipate continuing along at some accelerated pace dismantling older vessels.

Dean, that’s the end of my prepared comments and I’ll be available for questions.

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Dean Taylor - Tidewater - Chairman, President and CEO

Thank you Keith. Recent conference calls from offshore drilling contractors report that rig contracts are being signed for projects that will not commence until 2007 and 2008. These contract signings show the underlying strength in many markets around the world and are a positive indicator for our business as well.

Some have recently expressed concerns about potential weakness in the Gulf of Mexico, as the projected number of rigs leaving the Gulf for international markets and the softening of natural gas prices could lead to an oversupply of vessels in the Gulf. We continue to expect our domestic business to be solid. Demand for our vessels remains high and we have brought vessels out of stack only on an as needed basis, while we continue to scrap or otherwise dispose of vessels that we deem to be in excess of our needs.

We also continue to move vessels not only from market to market overseas, but between our domestic and international markets. We seek to do this wisely, making the best use of every vessel in our fleet, wherever in the world that may take us.

Questions are being raised about the large number of additions to the offshore vessel fleet projected over the next couple of years. This concern can be lessened when we look at the roster of new built rigs also slated to come on stream during a similar two to three year time period.

Also, we believe that the fleet refurbishment program that we put into effect several years ago will prove to be well positioned to help fill the demand that these new rigs will create. These vessels are already in service and are generating almost half of our profits now. We also are not yet done with our fleet refurbishment program and we will build or buy as we see fit to continue to enhance our ability to serve the market.

All in all we had a great quarter and are in a very good position to continue to prosper. As we continue to deal with balancing the demands of our still relatively mature fleet, agile competition and an evolving market. With that I’ll open the line for questions.

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QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] Our first question comes from the line of Ken Sill of Credit Suisse.

Dean Taylor - Tidewater - Chairman, President and CEO

Hi Ken.

Ken Sill - Credit Suisse - Analyst

Good morning guys and congratulations on a good quarter.

Dean Taylor - Tidewater - Chairman, President and CEO

Thank you.

Ken Sill - Credit Suisse - Analyst

So everything looks great right now. The clouds on the horizon, the Gulf of Mexico are 11 jack up rigs leaving the Gulf for international markets in the next six months and it seems to me that the new builds internationally are kind of split between Europe, which is a not a big factor for you guys, and Asia, which could be. Could you comment on what the rig departures are going to do because you’re un-stacking another three boats so far this year in the Gulf of Mexico so clearly there’s demand right now. But how do you see this all playing out over the next three, four quarters in terms of the hurricane repairs ramping down and rigs leaving versus incremental business?

Dean Taylor - Tidewater - Chairman, President and CEO

Ken, that’s a good question and it’s one we kick around here every day. But we feel pretty confident about our Gulf of Mexico business. One of the reasons is I think we’ve got a terrific domestic team and they’re very close to their customers and I have a feeling that when - if things get soft, and I’m not sure that they’re going to get as soft as some people think, but it might. But if they do I think our boats will keep working.

And the other thing that I would say is that we’re continuing to see an increase in requests for term commitments for our boat - our boats in the domestic market. And if things were so bad I don’t know why our customers would be trying to term things out for longer periods of time.

So yes, there’s some concern. We share your concern, but at the same time I think we’re in pretty good shape now. You may be able to come back nine months from now and say I got you, or you should’ve seen that but I’m - I think — we don’t have a reputation around here for over speaking and I think we’re going to be okay. But the proof will be in the pudding.

Ken Sill - Credit Suisse - Analyst

The Gulf seems to be probably a little bit more defensible given the lack of new capacity coming. But the stuff in Asia, any indications of where some of the boats being built there may actually end up? Are they being built for what’s going on in China and India and Asia or are they going to blow into places like West Africa?

Dean Taylor - Tidewater - Chairman, President and CEO

Well there’s a lot of demand. I mean the rigs that are leaving the Gulf are going for the most part to the Middle East. The Middle East is soaking up a lot of that new equipment. We’re still going to have a shot at a fair amount of that new equipment because a lot of it is being built on speculation and we’ve got places to put it.

Some of the people that are building those boats don’t really have places to put them. They’re building them on spec, they’re hoping that we’ll come bail them out and make a profit at the same time. It will be a delicate balancing act to make sure that we don’t overpay for some of that equipment. But I think that in general I’m not - I’m less concerned about capacity in the international markets than I am in the domestic markets. And as I’ve tried to explain, I’m not that concerned about capacity additions right now in the Gulf of Mexico.

Ken Sill - Credit Suisse - Analyst

Okay. Great. Thanks.

Dean Taylor - Tidewater - Chairman, President and CEO

Okay Ken. Thank you.

Operator

Your next question comes from the line of James Stone with UBS.

James Stone - UBS - Analyst

Yes, Dean can you just - last quarter you did a pretty good job of sort of quantifying what you’re seeing in terms of new builds in the boat market. And then my second question is, the vessels that you’re stacking - I mean that you’re scrapping, are those coming out of the total number of what - or what you’ve got left that’s stacked or is there a sort of a separate category of not even active and we’re just kind of cutting them up vessels?

Dean Taylor - Tidewater - Chairman, President and CEO

Well we have - I think we took three out of what we called our stacked fleet. Let’s see, we took - out of the quarter we took two out of our stacked fleet and we took seven out of what we’d call withdrawn from service. So those would have been either impaired or on our old for sale list. So we took - we scrapped nine last quarter. Two from our stacked fleet, seven from our withdrawn fleet. So I -

James Stone - UBS - Analyst

Can you tell us how many you have left on the withdrawn fleet?

Dean Taylor - Tidewater - Chairman, President and CEO

We have - withdrawn, we still have about 55 vessels in our withdrawn fleet. And we have about 59 vessels that are presently stacked. But we don’t worry too much about the designation whether something’s stacked or withdrawn if we have the right opportunity to either sell it or scrap it. We don’t get too fancy in terms of whether it’s in column A or in column B. What we do get fancy about is whether we think we can take that piece of equipment and put it back to work, on a term job, that will pay for bringing it back into service. And we pay a lot of attention to that and we’ve been very disciplined about doing it. Everything that we’ve brought back we can see very clearly how we’re going to pay for reactivating the vessel as well as covering our cost of capital and making a nice return for our shareholders.

We went - we are all compensated based on economic value added, EVA and I promise you everybody looks at that before we drag something out of the weeds and put it back into active service.

James Stone - UBS - Analyst

And the first question I asked was just if you could lay out what you guys are now seeing in terms of total number of vessels being built in the US and outside the world, at least your best intelligence on that.

Dean Taylor - Tidewater - Chairman, President and CEO

Well the US is - both have slowed down. In general - I don’t like to get too specific on that because I feel like we’ve done a lot of homework on that and I don’t - and we have a number of competitors that listen to our call and I expect them to do their own homework and I don’t want to make it that easy for them. But in general, we just had a strategy session with our board of directors last week. We had a board meeting as well at our annual shareholder’s meeting and we took a close look at what we think is coming into the market, what we think will happen with the rigs as they come into the market and in general, as I said, on the prior question with Ken, Jamie I - in general I feel comfortable.

I’m always concerned about capacity because, in a heavy equipment business like we’re in you have to be concerned about capacity. But in general I’m comfortable with our situation within the overall - within the overall environment.

James Stone - UBS - Analyst

Okay. And then just my last question. With - as Ken pointed out, with the rigs leaving the Gulf of Mexico and the rig count in the Gulf is down year over year. What’s the primary driver for incremental vessel demand - what’s been the primary driver for incremental vessel demand that is allowing you to - or prompting you to un-stack these vessels and put more capacity working out in the Gulf of Mexico? Are your competitors withdrawing vessels? Did there just -

Dean Taylor - Tidewater - Chairman, President and CEO

Well, the three that we’re pulling out of stack are international. They’re not domestic so -

James Stone - UBS - Analyst

Okay.

Dean Taylor - Tidewater - Chairman, President and CEO

If your concern is we’re adding to the domestic fleet it’s probably a concern that’s really not a valid concern. We are bringing them back into the international market. We’ve got contracts for them. We see how we’re going to pay for it and make a nice return. And so that’s - again, I think that some of the concerns about overcapacity are valid, but I would say that if anybody’s in a good shape to move vessels from area to area, move vessels from customer to customer, it’s us. I mean, we are spread everywhere that customers are with the exception of two places, the North Sea and [Sacklan] Island.

The North Sea, a lot of that capacity is going to go into the North Sea and yes, it could put some pressure on some of those big boats to move elsewhere but a lot of those big boats can’t work in a lot of the markets where we work. And — so again, we’re cautiously optimistic about capacity concerns.

James Stone - UBS - Analyst

Okay, that’s great. Thanks, Dean.

Dean Taylor - Tidewater - Chairman, President and CEO

Thank you Jim. Good talking to you.

Operator

Your next question comes from the line of Pierre Conner with Capital One, South Coast.

Dean Taylor - Tidewater - Chairman, President and CEO

Hello Pedro.

Pierre Conner - Capital One, South Coast - Analyst

Good morning everybody. Nice results Dean.

Dean Taylor - Tidewater - Chairman, President and CEO

Thank you Pierre.

Pierre Conner - Capital One, South Coast - Analyst

Hey Keith, real quick first, I didn’t hear you say the number of current boats in the international tow and so and supply segment. Is it still in line with the 208 you had? -

Keith Lousteau - Tidewater - Executive Vice President and CFO

It’s - we started the quarter — at the end of the quarter we had 206 in that class.

Pierre Conner - Capital One, South Coast - Analyst

206. Thank you. And - very good. Dean, on - one more time on the Gulf of Mexico. You mentioned some customer interest in term contracting. I know you’re trying to get into their heads. Is that - why do you think - is there some concern about availability if there were to be some disruption due to some storm damage potential? Can you speculate as to why they’d be more interested in term?

Dean Taylor - Tidewater - Chairman, President and CEO

I think they’re getting tired of being whacked by rate increases. I - they - every time - they’re concerned about their costs and we’re one of their costs.

Pierre Conner - Capital One, South Coast - Analyst

Okay. So they just - their expectation is rising rate so they want to term it out to lock it in?

Dean Taylor - Tidewater - Chairman, President and CEO

Well, it’s to lock in the right service with the right company with the right vessel. In some cases they may not be as interested but we find that they’ve been pretty interested in terming a lot of our stuff up and I’m just proud as I can be of our domestic crew because they’re just doing a terrific job.

Pierre Conner - Capital One, South Coast - Analyst

Absolutely. If I could get you to comment on two markets that have interesting things going on that you’d have some perspective and that would be Mexico and Brazil in terms of what you see outlook wise, activity and such.

Dean Taylor - Tidewater - Chairman, President and CEO

Well, Pierre, I spent a lot of time in Mexico and I’ve been to at least four presidential elections down there. Every presidential election in Mexico carries with it the seeds of both opportunity as well as problems. And this one’s not done yet, but I think that in either case, I think activity will be robust in Mexico because it’s the dynamo that drives the economic engine of the country. And without [paymax], with out the oil revenues, I mean whoever is president has to - will have serious, serious domestic problems if they don’t have paymax generating the revenue that it generates.

Now, does that mean that you may - if a nationalistic government gets in you get a whole crowd of new people to put in between you and your customer and potential problems there. Yes, that’s a possibility. But we’ve been through that a number of times and have been pretty adept at dealing with that. But that’s a possibility. If it’s more pro business presidency then the environment is more transparent, it’s better for companies like ours. So I’d say in either case in Mexico we’re probably going to be just fine.

Pierre Conner - Capital One, South Coast - Analyst

Okay.

Dean Taylor - Tidewater - Chairman, President and CEO

Brazil, same thing even though they’re not net importers anymore. They finally reached their goal that they set out when I was there 20 years ago, 25 years ago, to become energy independent. They finally reached that milestone but nevertheless it’s just like the Gulf of Mexico, they’ve got real depletion issues and they’ve got to run like hell just to stay in the same place. So I don’t expect the activity levels to diminish there either.

Pierre Conner - Capital One, South Coast - Analyst

Similar. Okay. One more for you quickly then is - have you seen a trend, and this maybe is just qualitative on the amount of support you’re providing for more construction related work as a percentage of your work versus drilling support and general production and platform work. Is that some of the - and over the last couple of quarters is it measurable?

Dean Taylor - Tidewater - Chairman, President and CEO

Did you mean construction?

Pierre Conner - Capital One, South Coast - Analyst

Yes sir.

Dean Taylor - Tidewater - Chairman, President and CEO

Jeff, what do you think?

Jeff Platt - Tidewater - Executive Vice President

Certainly Pierre here in the Gulf a lot of the activity we’ve had is a result of the hurricane situation. So yes, that’s added to the workload here.

Pierre Conner - Capital One, South Coast - Analyst

Okay.

Jeff Platt - Tidewater - Executive Vice President

But in general, when you look at the world as a whole, I don’t know that the balance has changed a lot from what we have seen historically Pierre.

Pierre Conner - Capital One, South Coast - Analyst

Okay. That’s helpful. And maybe one last one for Steve. I know that it sounds like you’re putting him on point for some difficult tasks with the number of boats out there under new build. You mentioned Dean opportunities. So either you or Steve would comment on, how close are some of the speculators getting to needing to put this equipment to work themselves and/or to sell it. Is this something that’s year out or something that because of the timing of deliveries is starting to come sooner?

Steve Dick - Tidewater - Executive Vice President

Well, I think it all - it kind of depends on who the speculator is. There are some people that we’ve certainly seen come into the market that want to try to become operators and have even done so in a good market they’ll continue to do that. But I also think that they’re continuing to speculate and build on equipment that the, in reality, don’t want to start operating for one thing because of the dearth of people to operate them and get the qualified people to be able to train them up and be able to do it.

So I think what will happen is some of those operators, even though they’ve still got buildings coming out, they’re going to begin to feel the heat a little bit about being able to operate them properly and give the good service that the customer expects, because if he doesn’t get the service, [then the boat] isn’t going to work, and then that kind of makes an opportunity for us. And some people are just building to build. I mean, there are some speculators that are building equipment that have been taken out of the business; they’ve been out for a while; they’re coming back. So I think there will be some deals to be made, and I think the real challenge is not to pay too much to acquire the equipment. But we’re going to be disciplined about it and pay the right price and put it on the right job.

Pierre Conner - Capital One, South Coast - Analyst

Well, good luck to you Steve. Gentlemen, thank you very much.

Dean Taylor - Tidewater - Chairman, President and CEO

Thanks, Pierre. Good talking to you.

Operator

Your next question comes from the line of Daniel Burke of Johnson Rice.

Dean Taylor - Tidewater - Chairman, President and CEO

Hi Daniel

Daniel Burke - Johnson Rice - Analyst

Good morning, all. Nice incrementals this quarter. Dean, question for you. It seems as though your order book has lengthened a little bit here. Is it fair to say that currently you see better opportunities to grow and renew the fleet from a returns perspective by ordering vis-a-vis buying out others?

Dean Taylor - Tidewater - Chairman, President and CEO

Yes.

Daniel Burke - Johnson Rice - Analyst

And to summarize I guess then, going to the back of the queue in the order book appears to you to be more economic than purchasing year term speculative players out of their positions?

Dean Taylor - Tidewater - Chairman, President and CEO

I wouldn’t say we’re at the back of the order book. We made some of these orders almost a year ago and quite economically. I guess some things we’re at the back of the order book, but even then I think the pricing was such that we felt like we could wait the extra time that would be involved to take delivery.

But don’t get the impression that everything is loaded up at the tail end of the order book, because it’s not. In fact, we’re turning down opportunities at the tail end of the order book because we don’t like where the tail end is. We also think we have some other opportunities, and hopefully, we’ll be able to announce some of them relatively quickly.

Keith Lousteau - Tidewater - Executive Vice President and CFO

Daniel, this is Keith. Since we did have a planning meeting with our board here last week, I remember our new build in the ‘08 year, and remember that’s only nine months away, we have at least 14 of those 29 vessels delivering next year. And I already told you that we had nine delivering this year. So barely nine months from now we start a year, and by that point and time when that year is over, we’re going to have the bulk of those 29 boats in our fleet. So they’re not that far out there.

Daniel Burke - Johnson Rice - Analyst

Okay. I understand. Can you talk about maybe the premiums you see on buying out speculators versus the prices you’ve been able to achieve through your orders?

Dean Taylor - Tidewater - Chairman, President and CEO

I’d rather not do that, Daniel. We have enough trouble dealing with speculators as it is. No sense encouraging them. I’m going to leave that alone, if I may.

Daniel Burke - Johnson Rice - Analyst

Understood. And perhaps one for Keith. The Q should allow me to clear this up. But looking at the rates reported that were just described on the call, it looks as though the segments, maybe the tug and the crew segments, also saw nice day rate and utilization increases and wondered if you might speak to that.

Keith Lousteau - Tidewater - Executive Vice President and CFO

The offshore tugs and the domestic market hit a real homerun. They were very active during the quarter. Offshore tugs, we had 13 of them operating, and once again, I guess, that’s a little bit of that post-Katrina work in moving a lot of rigs around. We had reported an average day rate in March of $9,700 in the quarter that just ended. We were reporting a day rate average of $15,920. And as we sit here today, we’re averaging a number that’s in excess of the $16,000 number. So the tugs— but their utilization in the quarter jumped to 39.8% also from 30.8%, and we’re continuing at about that 39% level.

Joe Bennett - Tidewater - Senior Vice President, Principal Accounting Officer and Chief Investor Relations Officer

Daniel, this is Joe. That tug work, and you’ve seen these numbers over a longer period of time, you see those day rates jump up and down depending on the exact work that they’re doing in the Gulf of Mexico. You don’t see it changing quite as dramatic in the international arena, but in the domestic market, depending on what they do, you could see that rate obviously go as high as what we’ve seen this quarter at 16,000 and drop right back down again. It just depends on what they do, rig moving versus construction work, short term work versus longer term, et cetera. And there are so few vessels in that group. There’s only 13 in total, of which I think - how many are active — nine are active. So it’s a small group. So those numbers can change quite dramatically in a quarter.

Dean Taylor - Tidewater - Chairman, President and CEO

And also, it’s very seasonal, Daniel. It just depends upon — and this time of year it’s much better. But come winter time, things will slow down.

Daniel Burke - Johnson Rice - Analyst

Understood. Thank you for the color.

Dean Taylor - Tidewater - Chairman, President and CEO

Okay, thanks.

Operator

[OPERATOR INSTRUCTIONS] Your next question comes from the line of Ian McPherson of Simmons.

Dean Taylor - Tidewater - Chairman, President and CEO

Hello Ian.

Ian McPherson - Simmons - Analyst

Hi, good morning. Good quarter.

Dean Taylor - Tidewater - Chairman, President and CEO

Thank you.

Ian McPherson - Simmons - Analyst

The five boats that were de-stacked last quarter and the two underway today, what was the split there, international — all international; or some of them in the Gulf of Mexico?

Keith Lousteau - Tidewater - Executive Vice President and CFO

All international, all seven.

Ian McPherson - Simmons - Analyst

Okay. When you’re talking about increased demand for longer term contracts, is there — are you closing the gap on sort of discounts to spot rates versus long term now, or are you still seeing a pretty significant discount with a longer term?

Dean Taylor - Tidewater - Chairman, President and CEO

No, the GAAP is diminishing significantly. The term rates are not too far from the spot rates.

Ian McPherson - Simmons - Analyst

Okay. I guess for my follow-up here, looking at your work horse fleet, the international supply fleet of 205 or 206 boats, over $8,000 a day on your average day rate today, where would you put the leading edge, and can you quantify it all, what your contract exposure is in terms of how much is rolling off contract throughout the year?

Dean Taylor - Tidewater - Chairman, President and CEO

We don’t— many of them as we have, particularly in our older fleet, we don’t keep as tight a control of that as we do the newer fleet. The newer fleet of roughly 80 vessels that have been delivered, we have about— within the next year 50% will be re-priced.

Ian McPherson - Simmons - Analyst

Okay.

Dean Taylor - Tidewater - Chairman, President and CEO

And I would say that that’s probably a pretty good indicator for the older fleet as well. I think within the next year — with the older fleet it may be a little bit less. It may be somewhere between 35 and 40%. But somewhere between 35 and 50% we’ll have a chance to re-price on the older fleet.

Ian McPherson - Simmons - Analyst

Okay, thanks.

Dean Taylor - Tidewater - Chairman, President and CEO

Okay. Thanks Ian.

Operator

At this time there are no further questions.

Dean Taylor - Tidewater - Chairman, President and CEO

Thanks everyone for your interest in our company. Thanks for listening today, and we wish all of you well. Thank you very much.

Operator

Ladies and gentlemen, this concludes today’s conference. You may now disconnect.

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